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                               EXHIBIT 11
                         TUPPERWARE CORPORATION
            STATEMENT OF COMPUTATION OF PER SHARE EARNINGS<F1>


                                                  52 Weeks Ended
                                           December 28,     December 30,
                                              1996              1995
                                     (Dollars in millions, shares in thousands)

Pro Forma earnings . . . . . . . . . . .    $ 170.4           $ 161.1

PRIMARY METHOD
 Shares
  Cumulative average outstanding shares . .  62,164            62,030
  Common equivalent shares. . . . . . . . .   1,052             1,065

  Weighted average number of common and
  common equivalent shares outstanding . .   63,216            63,095

 Primary pro forma earnings per common
  and common equivalent share . . . . . .   $  2.70           $  2.55

FULLY DILUTED METHOD
 Shares
  Cumulative average outstanding shares . .  62,164            62,030
  Common equivalent shares. . . . . . . . .   1,068             1,065

  Weighted average number of common and
  common equivalent shares outstanding . .   63,232            63,095

Fully diluted pro forma earnings per
 common and common equivalent share. . . .  $  2.69           $  2.55

<F1> For all periods prior to the Distribution, the number of shares actually outstanding and the number of common equivalent shares existing at the date of the Distribution have been used.
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